Exhibit 99.4

RENTECH, INC.

For Immediate Release

January 18, 2005

Rentech Announces the Terms of $52 million in Debt Financing for the Purchase of Royster-Clark Nitrogen, Inc.

Denver, Colorado- Rentech Inc. (AMEX:RTK) today announced that Rentech Development Corporation (RDC), its wholly owned subsidiary, has received a commitment for up to $52 million in Senior Secured Credit Facilities for the purchase of all the issued and outstanding shares of common stock of Royster-Clark Nitrogen, Inc., the owner of a 830-ton per day natural gas-fed nitrogen fertilizer plant in East Dubuque, Illinois.

The Senior Secured Credit Facilities are for the following amounts: A $35 million Senior Secured Term Loan A Facility for the stock purchase with a three-year term; a $5 million Senior Secured Term Loan B Facility with a forty-two month term; and, a $12 million Senior Secured Revolving Credit Facility for working capital for RDC and the plant with a three-year term. The Revolving Credit Facility is subject to a borrowing base typical of such types of facilities.

The funding of the credit facilities is contingent upon a number of conditions, including completion of documentation and the closing of the purchase and sale of Royster-Clark Nitrogen, Inc.

Jefferies & Company, Inc. acted as financial advisor to RDC in connection with the establishment of Senior Secured Credit Facilities.

About the Royster-Clark Nitrogen, Inc. Acquisition

RDC intends to purchase the issued and outstanding shares of common stock of Royster-Clark Nitrogen, Inc. (RCN), which assets include a 830-ton per day natural gas-fed nitrogen fertilizer plant in East Dubuque, Illinois, from Royster-Clarke, Inc. (RCI), RCN’s parent.

RDC will pay $50 million for the outstanding shares of common stock of Royster-Clark Nitrogen, Inc., plus an estimated $13 million for net working capital and inventory, subject to adjustment which is based on the actual net working capital at closing in accordance with the Definitive Purchase Agreement with Royster-Clark announced by Rentech on December 10, 2004.

1331 17th Street, Suite 720, Denver, Colorado 80202 • 303/298-8008 • FAX 303/298-8010

Additionally, RDC and Royster-Clark Resources LLC (RCR), a subsidiary company of RCI, in connection with the acquisition of RCN, will enter into an exclusive Distribution Agreement appointing RCR as RDC’s exclusive distributor for the sale, purchase and resale of anhydrous ammonia, UAN solutions, nitric acid and granular urea manufactured at the plant for agricultural and industrial use in the United States, all subject to the terms of that Agreement. RCI, headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carrying a broad line of agricultural products and providing services to farmers.

RDC intends to continue to operate the plant as a natural gas-fed nitrogen plant while converting it to a coal-fed gasification process using Illinois coal instead of expensive natural gas as its feedstock. The new and expanded gasification process will generate the synthesis gas necessary to increase the nitrogen fertilizer production in addition to Fischer-Tropsch (FT) ultra-clean fuels and surplus electricity. RDC estimates that it will take approximately three and one-half years to convert the plant from natural gas to coal feedstock.

The co-production of nitrogen fertilizer, FT fuels and electricity from coal-derived synthesis gas is anticipated to improve the thermal efficiency and in turn the projected profitability of the overall process, and directly relates to a patent issued to Rentech in October 2003. (US Patent No. 6,632,846 which provides a method of using the excess hydrogen and carbon dioxide streams produced from a typical Fischer-Tropsch process for the production of ammonia and urea.) Rentech anticipates that this initial project could be the catalyst for several additional conversion efforts within the domestic nitrogen fertilizer industry which has suffered from high volatile natural gas prices since 1999.

About Rentech, Inc.

Rentech, Inc., a Denver, Colorado corporation, incorporated in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials, including coal, into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes and fuel for fuel cells.

Safe Harbor Statement

Certain information included in this report contains and other reports or materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect Rentech’s results include our ability to obtain financing for the purchase and conversion of the plant and for working capital; acquisition of an inexpensive long-term coal supply contract; natural gas prices during the construction phase; final project costs due to volatility of prices of equipment; obtaining customers and favorable prices for the products; the timing of various phases of the project; the entry into definitive agreements with others related to the project, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are currently only as of the date made.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008 or E-mail at mkir@rentk.com, or see the Company’s web site at: www.rentechinc.com